UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 16, 2009

GLOBALSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California	95035
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Registered Direct Offering

On June 16, 2009, Globalstar, Inc. (the “Company” or “Globalstar”) entered into a placement agent agreement (the “Placement Agent Agreement”) with Lazard Capital Markets LLC as the exclusive placement agent relating to the sale and issuance by the Company to selected institutional investors (the “Investors”) in a registered direct offering of up to $55 million in aggregate principal amount of the Company’s 8.00% Convertible Senior Unsecured Notes (“Notes”) and warrants (“Warrants”) to purchase 15,277,771 shares of common stock of the Company at an exercise price of $1.80 per share.  The Notes are convertible into shares of Common Stock at an initial conversion price of $1.80 per share of Common Stock, subject to adjustment in the manner set forth in the Supplemental Indenture to be entered into prior to the closing of the offering. The Warrants will be exercisable after stockholder approval is obtained until five years after the issuance.  The Warrants have full ratchet anti-dilution protection and a reset of the exercise price on the 15-month anniversary of the closing if the Company’s Common Stock is below the initial conversion price.

The Notes and Warrants (the “Securities”) are being sold pursuant to Subscription Agreements, dated June 16, 2009 (the “Subscription Agreements”), with each of the Investors.  The Notes and Warrants will be issued separately at closing.

The closing of the sale of the Securities is expected to take place on or about June 19, 2009, subject to the satisfaction of customary closing conditions.  The Company anticipates raising gross proceeds of up to approximately $55 million, before deducting placement agent fees and other offering expenses.  Receipt of the offering proceeds is one of the conditions to the closing of the Facility Agreement with a syndicate of bank lenders, including BNP Paribas, Natixis, Société Générale, Caylon, Crédit Industriel et Commercial as arrangers and BNP Paribas as the security agent and COFACE agent previously announced on a Current Report on Form 8-K dated June 8, 2009.

The Notes and Warrants (and the shares of common stock issuable from time to time upon conversion or exercise thereof) are being offered and sold by the Company in this offering pursuant to a prospectus dated April 1, 2008, and a prospectus supplement dated June 16, 2009, pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-149798).

The Notes will be senior unsecured debt obligations of the Company and will rank pari passu with the Company’s existing 5.75% Convertible Senior Notes due 2028 and junior to the loans pursuant to the Facility Agreement. There will be no sinking fund for the Notes. The Notes will mature at the later of the tenth anniversary of closing or six moths following the maturity date of the Facility Agreement and bear interest at a rate of 8.00% per annum. Interest on the Notes will be payable in-kind or in Common Stock semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2009.

Subject to certain exceptions to be set forth in the Supplemental Indenture, the Notes will be subject to repurchase for cash at the option of the holders of all or any portion of the Notes upon a fundamental change at a purchase price equal to 100% of the principal amount of the Notes, plus a make-whole payment and accrued and unpaid interest, if any. A fundamental change will occur upon certain changes in the ownership of the Company, or certain events relating to the trading of the Common Stock.

Holders will have the ability to convert their Notes at their option at any time, subject to a cap of 19.9% of the outstanding Common Stock until stockholder approval has been obtained in accordance with Nasdaq Listing Rules. Thermo Funding Company LLC and its affiliates, which holds approximately 53% of the Company’s outstanding Common Stock, has entered into a Voting Agreement pursuant to which it has agreed to vote for such approval.

The Supplemental Indenture will contain customary financial reporting requirements and also contains restrictions on mergers and asset sales. The Supplemental Indenture also will provide that upon certain events of default, including without limitation failure to pay principal or interest, failure to deliver a notice of fundamental change, failure to convert the Notes when required, cross defaults to other  material indebtedness and failure to pay material judgments, either the trustee or the holders of 25% in aggregate principal amount of the Notes may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to the Company or its significant subsidiaries, the principal amount of the Notes and accrued interest automatically will become due and payable.

The foregoing is only a brief description of the material terms of the Placement Agent Agreement, the Subscription Agreements and the Voting Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to copies of those documents which are filed as Exhibits 1.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The Supplemental Indenture, the form of Note and the form of Warrant will be filed on a subsequent Current Report on Form 8-K when the documents are definitive obligations of the Company.

The Placement Agent and its affiliates have provided, and may in the future provide, various investment banking and other financial services for the Company and its affiliates for which services they have received, and may in the future receive, customary fees.

Item 7.01  Regulation FD Disclosure.

On June 16, 2009, Globalstar issued a press release announcing the pricing of the offering.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

1.1                                 Placement Agent Agreement dated June 16, 2009, between Globalstar, Inc. and Lazard Capital Markets LLC

10.1         Form of Subscription Agreement

10.2                           Voting Agreement, dated June 16, 2009, between Thermo Funding Company LLC, its affiliates and the Company

99.1         Press release dated June 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Senior Vice President and Chief Financial Officer

Date: June 16, 2009